As filed with the Securities and Exchange Commission on June 23, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GABELLI ASSET MANAGEMENT INC.

(Exact name of Registrant as specified in its charter)

NEW YORK (State or other jurisdiction of incorporation or organization)	6211 (Primary Standard Industrial Classification Code Number)	13-4007862 (I.R.S. Employer Identification No.)

One Corporate Center
Rye, New York 10580
(914) 921-3700
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

GABELLI ASSET MANAGEMENT INC.
2002 STOCK AWARD AND INCENTIVE PLAN
(Full title of the Plan)

James E. McKee, Esq.
Vice President, General Counsel and Secretary
Gabelli Asset Management Inc.
One Corporate Center
Rye, New York 10580
(914) 921-3700

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:

Richard T. Prins, Esq.
Gregory A. Fernicola, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered (1)	Per Share	Price	Fee
Class A Common Stock, par value $0.001 per share: Shares subject to outstanding options under the 2002 Stock Award and Incentive Plan (the “Plan”)	545,000	$29.74	$16,208,750	$1,907.77 (2)

(1)	The shares of Class A Common Stock, par value $0.001 per share of Gabelli Asset Management Inc. shown in the table above consists of 545,000 shares of the 1,500,000 shares of Class A Common Stock issuable pursuant to the Plan. The maximum number of shares which may be issued under the Plan are subject to adjustment upon the occurrence of certain events pursuant to the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement includes, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the occurrence of any such corporate transaction or event.

(2)	Computed in accordance with Rule 457(h) under the Securities Act. Such computation is based on the weighted average exercise price of $ 29.74 per share covering 545,000 outstanding options.

EXPLANATORY NOTE

     This registration statement registers shares of Class A Common Stock, par value $0.001 per share (the “Common Stock”), of Gabelli Asset Management Inc., a New York corporation (the “Company”), issuable under the Gabelli Asset Management Inc. 2002 Stock Award and Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

     The following documents filed with the Commission by the registrant, the Company, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

(1)	The description of the Company’s Class A Common Stock, par value $0.001 per share, contained in the Company’s Registration Statement on 8-A filed with the Commission on January 12, 1999 to register such securities under the Exchange Act, including any amendments or reports filed for the purposes of updating such description;

(2)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 16, 2005;

(3)	The Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2005, filed with the Commission on May 10, 2005;

(4)	The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 25, 2005; and

(5)	The Company’s Current Reports on Form 8-K, filed with the Commission on February 28, 2005, March 2, 2005 and June 15, 2005 and Current Report on Form 8-K/A filed with the Commission on March 7, 2005.

     All documents filed or subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     The Company will provide without charge to each person to whom a copy of this registration statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Michael R. Anastasio, Jr., Vice President and Chief Financial Officer, One Corporate Center, Rye, New York 10580 (telephone (914) 921-3700).

Item 4. Description of Securities

     Not Applicable

Item 5. Interests of Named Experts and Counsel

     Not Applicable

Item 6. Indemnification of Directors and Officers

     Sections 721-726 of the New York Business Corporation Law (the “NYBCL”) provide that a corporation may indemnify its officers and directors (or persons who have served, at the corporation’s request, as officers or directors of another corporation) against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification will be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of such actions, such person is entitled, pursuant to the laws of the State of New York, to indemnification as described above.

     The Company’s Restated Certificate of Incorporation and Amended Bylaws provide for indemnification to officers and directors of the Company to the fullest extent permitted by the NYBCL. The Company’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the NYBCL, no director of the Company shall be liable to the Company or it shareholders for monetary damages for the breach of fiduciary duty in such capacity. Under the NYBCL, such provision does not eliminate or limit the liability of any director (i) if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a material profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or (ii) for any act or omission prior to the adoption of this provision. As a result of this provision, the Company and its shareholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although shareholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, shareholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

     The Amended Bylaws provide that the Company will indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding because he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership or other enterprise. The Amended Bylaws provide that indemnification will be from and against expenses, judgments, fines and amounts paid in settlement by the indemnitee. However, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to a criminal action or proceeding, if the indemnitee had no reasonable cause to believe that his or her conduct was unlawful.

Item 7. Exemption From Registration Claimed

     Not Applicable

Item 8. Exhibits

Exhibit
Number	Description
4.1
Restated Certificate of Incorporation of Gabelli Asset Management Inc. (Incorporated by reference to Exhibit 3.3 to Amendment No. 4 to Gabelli Asset Management Inc.’s Registration Statement on Form S-1 (File No. 333-51023) filed with the Securities and Exchange Commission on February 10, 1999).

4.2
Amended Bylaws of Gabelli Asset Management Inc. (Incorporated by reference to Exhibit 3.4 to Amendment No. 4 to Gabelli Asset Management Inc.’s Registration Statement on Form S-1 (File No. 333-51023) filed with the Securities and Exchange Commission on February 10, 1999).

4.3
Specimen of Class A Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to Gabelli Asset Management Inc.’s Registration Statement on Form S-1 (File No. 333-51023) filed with the Securities and Exchange Commission on January 29, 1999).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, regarding the legality of the securities being registered.+

23.1	Consent of Ernst & Young LLP.+

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).+

24.1	Power of Attorney (included on the signature page hereto).+

99.1
Gabelli Asset Management Inc. 2002 Stock Award and Incentive Plan (Incorporated by reference to Exhibit A to Gabelli Asset Management Inc.’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2002).

+	Filed herewith

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York, on this 23rd day of June, 2005.

GABELLI ASSET MANAGEMENT INC.

By	/s/ Michael R. Anastasio, Jr.

Name: Michael R. Anastasio, Jr.
Title: Chief Financial Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Michael R. Anastasio, Jr. and James E. McKee and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mario J. Gabelli Mario J. Gabelli	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 23, 2005
/s/ Michael R. Anastasio, Jr. Michael R. Anastasio, Jr.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 23, 2005

Signature	Title	Date
/s/ Edwin L. Artzt Edwin L. Artzt	Director	June 23, 2005
/s/ Raymond C. Avansino, Jr. Raymond C. Avansino, Jr.	Director	June 23, 2005
/s/ John C. Ferrara John C. Ferrara	Director	June 23, 2005
/s/ John D. Gabelli John D. Gabelli	Director	June 23, 2005
/s/ Alan C. Heuberger Alan C. Heuberger	Director	June 23, 2005
/s/ Robert S. Prather Robert S. Prather	Director	June 23, 2005
/s/ Karl Otto Pöhl Karl Otto Pöhl	Director	June 23, 2005
/s/ Frederic V. Salerno Frederic V. Salerno	Director	June 23, 2005
/s/ Vincent S. Tese Vincent S. Tese	Director	June 23, 2005

EXHIBIT INDEX

Exhibit
Number	Description
4.1
Restated Certificate of Incorporation of Gabelli Asset Management Inc. (Incorporated by reference to Exhibit 3.3 to Amendment No. 4 to Gabelli Asset Management Inc.’s Registration Statement on Form S-1 (File No. 333-51023) filed with the Securities and Exchange Commission on February 10, 1999).

4.2
Amended Bylaws of Gabelli Asset Management Inc. (Incorporated by reference to Exhibit 3.4 to Amendment No. 4 to Gabelli Asset Management Inc.’s Registration Statement on Form S-1 (File No. 333-51023) filed with the Securities and Exchange Commission on February 10, 1999).

4.3
Specimen of Class A Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to Gabelli Asset Management Inc.’s Registration Statement on Form S-1 (File No. 333-51023) filed with the Securities and Exchange Commission on January 29, 1999).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, regarding the legality of the securities being registered.+

23.1	Consent of Ernst & Young LLP.+

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).+

24.1	Power of Attorney (included on the signature page hereto).+

99.1
Gabelli Asset Management Inc. 2002 Stock Award and Incentive Plan (Incorporated by reference to Exhibit A to Gabelli Asset Management Inc.’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2002).

+	Filed herewith